CONSENT OF KEVIN HAWTON

I consent to the inclusion in the Form 20-F Annual Report of Avalon Rare Metals Inc. (the “Company”) for the year ended August 31, 2014 (the “Annual Report”) being filed with the United States Securities and Exchange Commission (the “SEC”) and with the Ontario Securities Commission as an annual information form, of references to my name and to the reference to the report entitled the “Technical Report Disclosing the Results of the Feasibility Study on the Nechalacho Rare Earth Elements Project” dated May 31, 2013, effective April 17, 2013 (the “Technical Report”), and the information derived from the Technical Report, and other technical information related to the Nechalacho Project (the “Technical Information”), included in the Annual Report.

I also consent to the incorporation by reference in the Company’s Registration Statement on Form F-10 (No. 333-190771), as amended, filed with the SEC, of the references to my name, the Technical Report and the Technical Information in the Annual Report.

Dated: December 1, 2014

/s/ Kevin Hawton
Kevin Hawton, P. Eng.